Exhibit 10.1
Royal Bank of Canada
Commercial Banking Centre
101 East Hill Street, 3rd Floor
P.O Box N-7549
Nassau, Bahamas
Transit: 02265
Tel: (242) 356-8500
Fax: (242) 325-8483
4 October 2006
Consolidated Water (Bahamas) Ltd. (formerly Waterfields Company Limited)
P.O. Box CR-54030
Nassau Bahamas
Attn: Frederick McTaggart, President & CEO
Dear Sirs:
Further to our recent discussions, we are pleased to offer the Credit Facilities described below, (which supersedes all previously advised facilities ) subject to the following terms and conditions:

BORROWER:	Consolidated Water (Bahamas) Ltd. (formerly Waterfields Company Limited) (the “Borrower”).

LENDER:	Royal Bank of Canada (the “Bank”), through its branch at Main Branch at Bay Street; (the “branch of account”).

CREDIT FACILITIES:	The Credit Facilities are available in the following segments in Bahamian dollars (or United States dollars where stated) by way of

	Segment 1.	Operating: Royal Bank Nassau Prime based loans (“NP loans”);
	Segment 2.	Reducing Demand Loan: NP and Libor loans;
	Segment 3.	Bonds and/or Guarantees (L/G’s);
	(collectively the “Borrowings”).

AMOUNTS:	Segment 1a:	$500,000
	Segment 2a.	$38,062 (USD)
	Segment 2b.	$127,276
	Segment 3a.	$100,000
	Segment 3b.	$1,910,775
	Segment 3c.	$2,968,985

PURPOSE:	Segment 1a.	Working capital and supplement L/G’s.
	Segment 2a.	To assist with construction and start-up costs of desalination plant re. supply of water to the Water & Sewerage Corporation.
	Segment 2b.	To assist with construction and start-up costs of desalination plant re. supply of water to the Water & Sewerage Corporation.
	Segment 3a.	To facilitate payment of customs duties on plant materials and equipment.
	Segment 3b.	To provide a guarantee to Water & Sewerage Corporation during the years of operations.
	Segment 3c.	To facilitate a construction guarantee to Water & Sewerage Corporation for recently awarded Blue Hills Plant.

REPAYMENT:	Segment 1a.	Operating loans repayable on demand, and L/G’s expires December 31, annually.
Segment 2a.
Repayable on demand but until such demand shall be made this facility shall be reduced by blended quarterly payments of $74,000 principal and interest, based on a 10 year amortization. Payments to be adjusted at least annually to ensure payout within the aforementioned amortization.

Segment 2b.
Repayable on demand but until such demand shall be made this facility shall be reduced by blended quarterly payments of $37,000 principal and interest, based on a 10 year amortization. Payments to be adjusted at least annually to ensure payout within the aforementioned amortization.

	Segment 3a.	On demand and expiring December 31, annually. Drawings will be charged to the Borrower’s General deposit account at maturity.
	Segment 3b.	On demand and expiring December 31, annually or until Water & Sewerage Corporation authorizes the release from same. Drawings will be charged to the Borrower’s general deposit account upon demand.

Segment 3c.
On demand and expiring twelve months after the “substantial completion date” (July 2007) or until released by Water & Sewerage Corporation. Drawings will be charged to the Borrower’s general deposit account upon demand.

OVERRIDING REPAYMENT:	Although the same has been made clear to you in our previous discussion for the avoidance of doubt we reiterate that notwithstanding any previous expressions or comments either herein or during negotiations for the credit facilities outlined herein to the contrary, the Credit Facilities outlined herein, including the availability on any undrawn facility, are extended to you at the sole discretion of Royal Bank of Canada are in each and every case and without exception repayable on demand.

AVAILABILITY:	Segment 1.	The Borrower may borrow, repay, and re- borrow up to the amount of this operating facility.
	Segment 3.	L/G’s will be issued for periods not exceeding one year, except with the agreement of the Bank

INTEREST
RATES & FEES:	Segment 1a.	Nassau Prime (“NP”) plus 1.50%.
	Segment 2a.	Libor (90 days) plus 1.75%.
	Segment 2b.	NP plus 1.50%.
	Segment 3a.	1% per annum (to be renegotiated at next review).
	Segment 3b.	1% per annum (to be renegotiated at next review).
	Segment 3c.	1% per annum (to be renegotiated at next review).

Interest on Bahamian dollar loans shall be computed on the daily principal amounts outstanding, at the aforementioned rates, based on the actual number of days elapsed divided by three hundred and sixty-five (365), and shall be payable in arrears on the 31st of each month for all operating loans and at each payment date for reducing demand loans.

Interest on United States dollar loans shall be computed on the daily principal amounts outstanding, at the aforementioned rates, based on the actual number of days elapsed divided by three hundred and sixty (360), and shall be payable in arrears on each payment date for reducing demand loans.

PAYMENT OF
INTEREST & FEES:	L/G’s — The Borrower shall pay fees at the rates set forth above in advance at the time of issue of the L/G. This fee shall be based upon the amount of the instrument issued and shall be calculated on the number of days that it will be outstanding.

The yearly rates of interest to which the rates determined in accordance with the Payment of Interest & Fees section of this agreement are equivalent, are the rates so determined and multiplied by the actual number of days in the calendar year and divided by three hundred and sixty five (365) for Bahamian dollar loans and three hundred and sixty (360) for United States dollar loans.

OTHER FEES:	The Borrower acknowledges that for requests for loan increases over the amount established in this letter, a negotiation fee will be levied.

Renewal Fee A renewal fee of 0.25% is payable at each annual review with respect to segment 1a and 1% with respect to segments 3a, 3b & 3c (to be renegotiated at next review).

COLLATERAL SECURITY:
–   Registered demand debenture creating a fixed and floating charge over the assets of Consolidated      Water (Bahamas) Ltd. (formerly Waterfields Co. Ltd.) with a right of access to the property. Stamped       for $6,418,440.

– Assignment of full covering risk insurance (including hurricane) over plant assets.
– Acknowledged loan agreement.
CONDITIONS
PRECEDENT:	The obligation of the Bank to make available the Borrowings to the Borrower is subject to and conditional upon:
	1.	Receipt by the Bank of the within stipulated collateral security inform and substance satisfactory to the Bank, together with such corporate authorizations and legal opinions as the Bank may require.

2.
The Borrower authorizes and directs the Bank to automatically debit by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this agreement, including but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

	3.	Receipt of acknowledged loan agreement.

REPRESENTATIONS
AND WARRANTIES:	The Borrower represents and warrants to the Bank that:
	a)	it is a corporation validly incorporated under laws of the Commonwealth of the Bahamas.
b)
the execution and delivery of this agreement has been duly authorized by all necessary actions and does not violate any law or any provision of its by-laws or any unanimous shareholders’ agreement to which it is subject.

NON-MERGER:	The provisions of this agreement shall not merge with any security given by the Borrower to the Bank, but shall continue in full force for the benefit of the parties hereto.

COVENANTS:	The Borrower agrees:
	a)	Upon demand to pay all sums of money due under this agreement; or until such demand be made upon the terms otherwise provided herein;
	b)	To provide the Bank with quarterly in-house financial statements within 45 days of the end of each quarter and audited financial statements within 120 days of each fiscal year-end;
c)
To provide the Bank with annual pro forma balance sheets, profit and loss and cash flow statements for the next year and such other reports as the Bank may reasonably request from time to time including but not limited to quarterly production reports within 45 days of the end of each quarter;

	d)	To give the Bank prompt notice of any breach of this agreement or any event which, with time or notice, would constitute a breach of this agreement;
e)
To maintain, on a consolidated basis, the ratio of total Liabilities to Tangible Net Worth of not greater than 2:1. Tangible Net Worth means the aggregate of paid up capital, retained earnings and debt which has been formerly postponed to the Bank, less amounts due by related persons/entities, goodwill, deferred costs, net leasehold improvements, and other assets normally regarded as intangible under Generally Accepted Accounting Principles. Total liabilities include all direct liabilities, but exclude amounts formally postponed to the Bank;

f)	Not to grant, create, assume or suffer to exist any mortgage, charge, lien, or other encumbrance affecting any of its properties, assets or other rights;
g)	Not to sell, transfer, convey, lease or otherwise dispose of any part of its property or assets, without the prior written consent of the Bank except in the ordinary course of business;
h)
Not to, directly or indirectly, guarantee or otherwise provide for, on a direct or indirect or contingent basis, the payment of any monies or performance of any obligations by any third party except as provided herein;

i)	To give the Bank 30 days prior notice in writing of any intended change in the ownership of its shares and not to dispose of shares of any of its subsidiaries without the Bank’s prior written consent;
j)	Not to change its name or merge, amalgamate or consolidate with any other corporation without the Bank’s prior written consent;
k)
Not to declare or pay dividends exceeding available cash flow; which is defined as net income plus depreciation & amortization less principal repayments less membrane replacement without the prior written permission of the Bank;

l)
The Bank is empowered at any time or times (without consulting the Borrower) to impress additional stamp duties on its Mortgages/ Debentures from the Borrower covering any sum or sums at any time or times advanced to the Borrower by the Bank PROVIDED ALWAYS that such Mortgages/Debentures are intended and shall secure at all times the aggregate amount or amounts actually advanced by the Bank to the Borrower at any time or times whether or not the Mortgages/Debentures shall have been stamped or upstamped to cover such amounts;

m)	To keep all assets insured for at least replacement cost and/or as per security documentation contained herein and to provide the Bank with evidence of all insurance renewals within 30 days of the expiry;
	n)	To ensure real property taxes are fully paid up and to provide evidence of payment by March 31st, annually; and
	o)	To provide the bank with a singed compliance certificate (as per attached “Schedule A”) on a quarterly/annual basis, verifying compliance or non-compliance with the covenants contained herein;

EXPENSES:	The Borrower agrees to pay all of the Bank’s costs incurred from time to time in the preparation, negotiation and execution of this agreement and the collateral security, and any costs incurred in the operation or enforcement of this agreement or any other agreement entered into pursuant to this agreement.

GOVERNING LAW:	This agreement shall be construed in accordance with and governed by the laws of the Commonwealth of the Bahamas applicable therein.

ACCEPTANCE:	Please acknowledge the terms and conditions of the loan agreement by signing and returning the enclosed copy at your soonest opportunity.
Very truly
/s/ Brian L. Knowles
Brian L. Knowles
Account Manager
Enc.

Before accepting the terms and conditions herein by signing hereof we again draw your attention the overriding condition contained above that the credit facilities provided hereunder are in every case repayable on demand notwithstanding any provisions for payment on terms. By signing hereof you will be acknowledging that you fully understand that your loan or loans are always repayable on demand.
TERMS AND CONDITIONS HEREBY ACCEPTED
THIS 5th DAY OF OCTOBER 2006
Consolidated Water (Bahamas) Ltd. (formerly Waterfields Company Limited)
/s/ Frederick W. McTaggart
Authorized signing officer - Frederick W. McTaggart
/s/ Wilmer Pergande
Authorized signing officer - Wilmer Pergande

Compliance Certificate
Schedule A.
In accordance with the terms of our Letter Agreement dated (4 October 2006), between Royal Bank of Canada and Consolidated Water (Bahamas) Ltd. (formerly Waterfields Company Limited), (“the Company”), I enclose the following:
1.	Company Prepared/Audited financial statements for the Company for quarter/year ending ___;

2.	Budget, forecast Income Statement, Balance Sheet and Cash Flow Statement for the Company for the year ending ___;

3.	Production report for the Company for the quarter ending ___;
In addition, I also certify that as at (quarter/year) ending ___, these financial statements confirm the following:
1)	The ratio of Debt to Tangible Net Worth was :1.00 and therefore in compliance/not in compliance with the maximum permitted ratio of 2.00:1.00;

2)	Dividends declared by the company to date was $___, and therefore in compliance/not in compliance with the maximum permitted.
Consolidated Water (Bahamas) Ltd.

Name:
Title:
Date: